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                                                                      EXHIBIT 99

CONTACT:
BUCA, INC.
GREG GADEL, CHIEF FINANCIAL OFFICER
(612) 225-3423
GGADEL@BUCADIBEPPO.COM


SHANNON BURNS
WEBER SHANDWICK WORLDWIDE
(952) 346-6173
SBURNS@WEBERSHANDWICK.COM


     FOR IMMEDIATE RELEASE

               BUCA, INC. REPORTS RECORD SALES OF $48.3 MILLION IN
                       FOURTH QUARTER AND RECORD SALES OF
                         $175.6 MILLION FOR FISCAL 2001
          FOURTH QUARTER PROFIT OF 16 CENTS PER SHARE EXCEEDS ESTIMATES

MINNEAPOLIS, JAN. 28, 2002 -- BUCA, INC. (Nasdaq: BUCA) today announced revenues of $175,635,000 for the 52 weeks ended Dec. 30, 2001, an increase of 35 percent from sales of $129,790,000 for the 53 weeks ended Dec. 31, 2000. After adjusting for the extra week in fiscal 2000, sales would have increased 38 percent in fiscal 2001. The company reported net income of 50 cents per share fully diluted before special charges in fiscal 2001, compared to net income of 54 cents per share in fiscal 2000. Fiscal 2001 net income after special charges, taken in the third quarter, was $6,818,00, or 41 cents per fully diluted share compared to $7,284,000 in fiscal 2000. Weighted average fully diluted shares outstanding reached 16,456,433 for fiscal 2001, compared to 13,575,762 for fiscal 2000.

For the 13 weeks ended Dec. 30, 2001, BUCA, INC. reported revenues of $48,312,000, an increase of 21 percent from sales of $39,831,000 in the 14 weeks ended Dec. 31, 2000. After adjusting for the extra week in the fourth quarter of fiscal 2000, sales in the fourth quarter of 2001 would have increased by 30 percent. Net income for the fourth quarter of fiscal 2001 was $2,606,000, or 16 cents per share fully diluted, compared to net income of $3,351,000, or 23 cents per share fully diluted in the fourth quarter of fiscal 2000. Weighted average fully diluted shares outstanding for the fourth quarter of fiscal 2001 increased to 16,603,650 from 14,672,252 in the fourth quarter of fiscal 2000.

The 35 percent increase in sales for fiscal 2001 reflects one less week in fiscal 2001, sales from the 17 new restaurants opened during fiscal 2001, the maturing of the 17 restaurants opened in fiscal 2000 and the 0.6 percent decrease in comparable restaurant sales. The 21 percent increase in sales in the fourth quarter was a result of one less week in fiscal 2001, the 17 new restaurants opened in fiscal 2001 and a
0.8 percent decrease in comparable restaurant sales. The reduction in comparable restaurant sales for both the fourth quarter and the year was entirely due to a reduction in guest visits.

Joseph P. Micatrotto, chairman, CEO and president, commented, "We are proud of the efforts of our paisano partners in the fourth quarter, particularly in the month of December. As a direct result of their efforts, our new restaurants increased their average weekly sales to more than $60,000 in December and our total company generated average weekly sales of $63,000 for the month. Not only did our paisanos work tirelessly to bring our sales back to pre-September 11 levels, but they also managed our costs very effectively in the fourth quarter, which enabled us to exceed analyst estimates for the quarter.

"We are in the process of rolling out a new menu system-wide. We expect that the new menu will result in approximately a one percent price increase. We are placing some of our most popular DAILY SPECIALS, BUCA PER DUE and the BAKED SPECIALTIES items onto the standard menu. As part of this initiative and as a direct response to guest feedback, we have increased portion sizes and have improved plate presentations on several existing menu offerings without adding to our food costs.

"The new menus will be in place by early March. In addition to this initiative, the BUCA PER DUE and TAKE OUT initiatives in the fourth quarter were very effective. We expect to continue to drive these areas of the business in fiscal 2002 and beyond.

"During 2002, we plan to open 14 BUCA DI BEPPO restaurants. We expect to open seven restaurants in the first quarter, three restaurants in the second quarter, three in the third quarter and one restaurant early in the fourth quarter. We have already successfully opened three new BUCA DI BEPPO restaurants in the month of January in Honolulu, Denver and Detroit. All 14 leases are signed and all but three of the new restaurants are currently under construction. We expect these 14 new restaurants to generate approximately 490 new sales weeks in fiscal 2002.

"We are very excited about our recent acquisition of the nine restaurant VINNY TESTA'S concept in the Boston area and the synergies and growth opportunities associated with the purchase. We believe that this concept has the ability to grow to more than 40 restaurants in the six-state New England area. The VINNY TESTA'S concept has great operators, and we plan to begin to grow this concept in fiscal 2003. We expect that the VINNY TESTA'S concept and the BUCA DI BEPPO concept will generate combined sales of more than a quarter of a billion dollars in fiscal 2002.

"While we anticipate earnings per share growth of nearly 50 percent for fiscal 2002, we do believe that the economy will continue to be soft for at least the first half of the year. Therefore, we expect comparable restaurant sales to be slightly negative in the first quarter of fiscal 2002

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and flat in the second quarter of 2002. We anticipate that comparable restaurant sales will increase three to five percent in the second half of fiscal 2002. We expect to generate fully diluted earnings per share of approximately 12 cents in the first quarter and approximately 17 cents in the second quarter. For the full year, we forecast fully diluted earnings per share of approximately 73 cents to 75 cents."

BUCA, INC., a public company headquartered in Minneapolis, owns and operates 80 highly acclaimed immigrant Southern Italian restaurants under the names BUCA DI BEPPO and VINNY TESTA'S in Arizona, California, Colorado, District of Columbia, Florida, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Nebraska, Nevada, New York, Ohio, Pennsylvania, Texas, Utah, Washington and Wisconsin.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the timing of the new menu introduction, the expected increase in average guest check, the continued acceptance of the BUCA PER DUE and TAKE OUT initiatives, the number and timing of new restaurant openings in fiscal 2002, the expected new sales weeks generated by the new restaurants, the projected growth of the VINNY TESTA'S concept in the New England area, the projected revenues in fiscal 2002, the expected earnings per share figures in fiscal 2002, and the expected comparable restaurant sales in fiscal 2002. The new menu introduction could be delayed based upon consumer preferences. The average guest check could be higher or lower than projected based on consumer preferences, guest counts and the timing of the new menu introduction. The success of the BUCA PER DUE and TAKE OUT business could be affected by changes in consumer preferences. The actual number and timing of new restaurant openings in fiscal 2002 is dependant upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, general economic conditions of the country and the various regions of the country and the actual results of each brand. The actual new sales weeks generated by the new restaurants could be affected by the number of restaurants actually opened in fiscal 2002 and the timing of the restaurant openings. The growth potential of the VINNY TESTA'S concept in the New England area could be affected by the actual performance and results of the existing VINNY TESTA'S restaurants, consumer preferences, locating suitable sites, negotiating acceptable leases and competitive factors. The expected sales growth under the VINNY TESTA'S and BUCA DI BEPPO concepts, earnings per share and comparable restaurant sales in fiscal 2002 could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, and weather conditions. Earnings per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company's business, as well as the number of shares outstanding. These and other factors are discussed in more detail in the company's Annual Report on form 10-K for the fiscal year ended December 31, 2000, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

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                           BUCA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
           (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        THIRTEEN         FOURTEEN         FIFTY-TWO        FIFTY-THREE
                                                       WEEKS ENDED      WEEKS ENDED      WEEKS ENDED       WEEKS ENDED
                                                      DEC. 30, 2001    DEC. 31, 2000    DEC. 30, 2001     DEC. 31, 2000
                                                      -------------    -------------    -------------     -------------
Restaurant sales                                       $    48,312      $    39,831      $   175,635       $   129,790
Restaurant costs
    Product                                                 12,028           10,219           44,234            34,016
    Labor                                                   15,164           12,261           55,598            41,113
    Direct and occupancy                                    11,057            7,705           39,865            25,405
    Depreciation and amortization                            2,732            1,788            9,593             6,190
                                                       -----------      -----------      -----------       -----------
       Total restaurant costs                               40,981           31,973          149,290           106,724
                                                       -----------      -----------      -----------       -----------
Income from restaurant operations                            7,331            7,858           26,345            23,066
General and administrative expenses                          2,864            2,153           10,454             7,562
Pre-opening costs                                              503              608            3,464             4,423
Special charges                                                                                2,147
                                                       -----------      -----------      -----------       -----------
Operating income                                             3,964            5,097           10,280            11,081
Interest income                                                 26              141              645               605
Interest expense                                               (41)             (82)            (270)             (480)
                                                       -----------      -----------      -----------       -----------
Income before income taxes                                   3,949            5,156           10,655            11,206
Provision for income taxes                                  (1,343)          (1,805)          (3,837)           (3,922)
                                                       -----------      -----------      -----------       -----------
Net income                                             $     2,606      $     3,351      $     6,818       $     7,284
                                                       ===========      ===========      ===========       ===========
NET INCOME PER COMMON SHARE - BASIC:
Net income per share                                   $      0.16      $      0.24      $      0.43       $      0.56
Weighted average common shares outstanding              16,284,007       14,187,687       15,910,473        13,124,182

NET INCOME PER SHARE- DILUTED:
Net income per share                                   $      0.16      $      0.23      $      0.41       $      0.54
Weighted average common shares assumed outstanding      16,603,650       14,672,252       16,456,433        13,575,762

                                                        THIRTEEN         FOURTEEN         FIFTY-TWO        FIFTY-THREE
                                                       WEEKS ENDED      WEEKS ENDED      WEEKS ENDED       WEEKS ENDED
                                                      DEC. 30, 2001    DEC. 31, 2000    DEC. 30, 2001     DEC. 31, 2000
                                                      -------------    -------------    -------------     -------------
Restaurant sales                                           100.0%           100.0%           100.0%            100.0%
Restaurant costs
    Product                                                 24.9%            25.7%            25.2%             26.2%
    Labor                                                   31.4%            30.8%            31.7%             31.7%
    Direct and occupancy                                    22.9%            19.3%            22.7%             19.6%
    Depreciation and amortization                            5.7%             4.5%             5.5%              4.8%
                                                        ----------       ----------       ----------        ----------
       Total restaurant costs                               84.8%            80.3%            85.0%             82.2%
                                                        ----------       ----------       ----------        ----------

Income from restaurant operations                           15.2%            19.7%            15.0%             17.8%
General and administrative expenses                          5.9%             5.4%             6.0%              5.8%
Pre-opening costs                                            1.0%             1.5%             2.0%              3.4%
Special charges                                              0.0%             0.0%             1.2%              0.0%
                                                        ----------       ----------       ----------        ----------
Operating income                                             8.2%            12.8%             5.9%              8.5%
Interest income                                              0.1%             0.4%             0.4%              0.5%
Interest expense                                            (0.1%)           (0.2%)           (0.2%)            (0.4%)
                                                        ----------       ----------       ----------        ----------
Income before income taxes                                   8.2%            12.9%             6.1%              8.6%
Provision for income taxes                                  (2.8%)           (4.5%)           (2.2%)            (3.0%)
                                                        ----------       ----------       ----------        ----------
Net income                                                   5.4%             8.4%             3.9%              5.6%
                                                        ==========       ==========       ==========        ==========

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